EXHIBIT 99.1

CDW Announces CEO Succession Plan: Thomas E. Richards to Retire as CEO at Year-End and become Executive Chairman; Christine A. Leahy to Become Chief Executive Officer

Christina M. Corley to Assume New Role as Chief Operating Officer

LINCOLNSHIRE, Ill., Sept. 18, 2018 (GLOBE NEWSWIRE) -- CDW (NASDAQ: CDW) today announced that Tom Richards, Chairman and Chief Executive Officer, will step down on December 31, 2018, after nine years with CDW.  Richards will become Executive Chairman of the Board of Directors and serve through at least 2019.  Christine Leahy will become Chief Executive Officer and a member of the Board of Directors as of January 1, 2019.  Additionally, Christina Corley will become Chief Operating Officer.

Under Richards’ leadership the company achieved outstanding performance, growing from $9.6 billion in revenue in 2011 to more than $15 billion in 2017 and rising from #270 on the Fortune 500 list to #189.  Since the company’s IPO in 2013, its share price has increased five-fold, delivering a current market capitalization of $13 billion.

“Being a part of CDW and collaborating with coworkers to drive its success has been an honor. I’m deeply proud of all we’ve achieved together. This is the right time for this transition,” said Richards. “CDW today is stronger than ever, and Chris Leahy is the right choice to lead us into our next chapter.  Chris has been instrumental in the development of our strategy and demonstrates that rare combination of skills and traits that make her ideally suited to be CEO: she has a strategic mind with an execution instinct, she’s a continuous learner with a passion for our coworkers and culture, and she is relentlessly focused on the customer experience. There is no doubt that Chris will put her own stamp on CDW’s legacy of building strong partnerships, a strong coworker culture, and keeping our customers at the heart of everything we do,” Richards concluded.

Leahy is currently Chief Revenue Officer, responsible for all customer-facing units of the company, including its corporate, public, small business, international, and strategic solutions and services organizations.  Leahy joined CDW as General Counsel and a member of the Executive Committee in 2002.  Prior to her role as Chief Revenue Officer, she served as Senior Vice President, International, where she was responsible for the performance of CDW's international business, having led the development of the company’s international strategy, including the acquisition of Kelway, now CDW UK.

“CDW is a remarkable place. Throughout four decades, CDW’s steadfast commitment to our customers, coworkers, and partners has resulted in a unique constant within an ever-changing industry - performance that outpaces the market and fuels our ability to evolve and innovate to serve our stakeholders,” said Leahy. “It will be an honor to lead the extraordinary CDW team as we build upon our heritage and embrace the future.  I am grateful to Tom and our Board of Directors for their support and confidence, and I am committed to bringing all of my energy and capabilities to this role.”

Christina Corley, who will assume the newly created Chief Operating Officer role in January, will be responsible for sales and sales operations, strategic solutions & services, and international. She joined CDW in 2011 and is currently Senior Vice President of Commercial and International Markets for CDW. Corley is responsible for all aspects of the corporate sales force and for CDW’s international growth platform, including CDW Canada and CDW UK.

“Chris Corley is an exceptional leader with broad industry experience and a deep commitment to our customers,” said Leahy.  “Her strong sales and operating leadership, strategic perspective and cultivation of talent will keep us agile and relevant to best serve our customers now and in the future.  I am delighted that Chris will take on this new role.”

Speaking on behalf of the Board of Directors, Barry K. Allen, Lead Director said, “We have worked closely with Tom through a deliberative, thoughtful succession process to identify the next CEO and the right structure to enable CDW’s future success.  Today we celebrate and thank Tom for his enormous contributions, and we look toward the future with great confidence.”

Webcast

CDW will hold a conference call with Tom Richards and Chris Leahy today, September 18 at 1:00 p.m. CT/ 2:00 p.m. ET.  The conference call will be broadcast live via the Internet and can be accessed on CDW’s website at investor.cdw.com.  For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare organizations in the United States, Canada and the United Kingdom. A Fortune 500 company with multi-national capabilities, CDW was founded in 1984 and employs more than 8,900 coworkers. For the trailing twelve months ended June 30, 2018, the company generated net sales of over $15 billion. For more information about CDW, please visit www.CDW.com.

Forward-Looking Statements

Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding CDW’s management plans and business prospects. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW's Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

Investor Inquiries:
Sari Macrie, CFA
Vice President, Investor Relations
(847) 968-0238
investorrelations@cdw.com

Media Inquiries:
Sara Granack
Vice President, Corporate Communications
(847) 419-7411
mediarelations@cdw.com